Exhibit 1A-12

Legal education, research, advice, and advocacy for just and resilient economies.

1428 Franklin St. | Oakland, CA 94612 | www.theSELC.org

July 20, 2020

Re:	East Bay Permanent Real Estate Cooperative, Inc. Offering of Investor Owner Shares via Regulation A + of Securities Act of 1933

To Whom It May Concern:

We have acted as counsel to East Bay Permanent Real Estate Cooperative, Inc., a California Cooperative Corporation, (the “Cooperative” or “EB PREC”), in connection with filing of the Offering Statement on Form 1-A (as amended or supplemented, the "Offering Statement") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the offering by EB PREC of up to $50,000,000 in Investor Owner Shares (the “Shares”) at a fixed amount of $1,000 per share.

This opinion is being provided at the request of the Cooperative and pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, 15 U.S.C. 77a et seq., as amended, and the Securities Exchange Act of 1934, 15 U.S.C. 78a et seq., as amended, requiring that all Securities Act filings include an opinion of counsel regarding the legality of the securities being offered and sold.

We have reviewed related documents and have examined relevant law as we have deemed appropriate to give the opinions set forth below. On matters of material fact pertaining to the opinions below, we have relied, without independent verification, on information and representations provided by management of the Cooperative and by public officials. The opinion set forth below is limited to the California Corporations Law.

Based on the foregoing, we are of the opinion that the Investor Owner Shares have been duly authorized and, upon agreement and payment therefor, in accordance with the Investor Owner Agreement, a form of which is included in the Offering Statement as Exhibit 4, the Shares will be validly issued, will be non-assessable and fully paid (except when an Investor Owner purchasing only one share elects to pay the full $1,000 on a payment schedule over one or more years, in accordance with EB PREC’s Bylaws).

We consent to the inclusion of this opinion as Exhibit 12 to the Offering Statement and to the references to our firm in the Offering Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

Janelle Orsi, Staff Attorney and Executive Director Sustainable Economies Law Center

Sustainable Economies Law Center is a 501(c)3 nonprofit organization. Tax ID 46-2210531